UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under Rule 14a-12

Vion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 13, 2008

A special meeting of stockholders of Vion Pharmaceuticals, Inc. will be held on February 13, 2008 at 10:00 a.m. local time at the Omni Hotel New Haven, 155 Temple Street, New Haven, Connecticut 06510. The purpose of the special meeting is:

1.	To approve amendments to our Restated Certificate of Incorporation to (i) effect a reverse stock split of our outstanding common stock of not less than 1-for-5 and not more than 1-for-10, with the exact ratio to be set within such range by our board of directors without further approval by our stockholders; and (ii) decrease the total number of shares and the number of shares of common stock that we are authorized to issue; and

2.	To transact other business as may properly come before the meeting or any adjournment or postponement of the special meeting.

Our board of directors knows of no other business to be transacted at the special meeting.

We describe these items of business more fully in our Proxy Statement which we are sending you along with this Notice. Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we request that you promptly register your vote on the Internet or by telephone by following the instructions on the enclosed proxy card, or that you complete, sign, date and return the proxy card in the envelope provided.

By Order of the Board of Directors
Karen Schmedlin Secretary

January 3, 2008
New Haven, Connecticut

VION PHARMACEUTICALS, INC.
4 Science Park
New Haven, Connecticut 06511

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We are soliciting the enclosed proxy on behalf of the Board of Directors of Vion Pharmaceuticals, Inc. (‘‘we,’’ ‘‘us’’ or ‘‘Vion’’) for use at a special meeting of stockholders to be held on February 13, 2008, at 10:00 a.m. local time, or at any adjournment or postponement of the special meeting. The purpose of the special meeting and the matters to be acted upon are described in the accompanying Notice of Special Meeting of Stockholders that we are sending to you along with this proxy. The special meeting will be held at the Omni Hotel New Haven, 155 Temple Street, New Haven, Connecticut 06510. We intend to mail this proxy statement along with the proxy card on or about January 18, 2008 to all stockholders entitled to vote at the special meeting.

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information that we furnish to you. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians who hold in their names shares of our common stock which are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse persons who represent beneficial owners of our common stock for their costs of forwarding such solicitation materials. We may supplement the original solicitation of proxies by mail, telephone, electronic mail or personal solicitation by our directors, officers or other employees. We will not pay additional compensation to our directors, officers or other employees for these services. We have engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay Georgeson Inc. a fee of approximately $6,000, plus expenses, for its services. Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Voting Information

Stockholders who were holders of record of our common stock at the close of business on December 21, 2007, the record date for the meeting, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. Each outstanding share of common stock is entitled to one vote on each matter presented at the meeting. On December 21, 2007 there were 75,498,129 shares of our common stock outstanding and entitled to vote.

A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy for us to hold the special meeting. Votes for and against, abstentions and ‘‘broker non-votes’’ will each be counted as present for purposes of determining the presence of a quorum. A ‘‘broker non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some routine matters even if you do not provide voting instructions. Brokerage firms have the authority under the Nasdaq Stock Market rules to vote shares on routine matters for which their customers do not provide voting instructions. While the amendments to our Restated Certificate of Incorporation, to effect a reverse stock split of our outstanding shares and to decrease the number of shares of common stock that we are authorized to issue should be considered a routine matter, we urge you to instruct your broker or other nominee how to vote your shares, because without those instructions, your broker or other nominee might not vote your shares with regard to the amendments to our Restated Certificate of Incorporation.

You are invited to the special meeting to vote on the proposal, but you need not attend in person in order to vote. You may instead follow the instructions on the enclosed proxy card to vote by telephone or via the Internet, or you may complete, sign, date and return the proxy card in the envelope provided. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on February 12, 2008. By doing so, you are authorizing each of Alan Kessman and Meghan Fitzgerald to vote your shares at the special meeting as you have instructed. If you return your proxy card by mail and fail to indicate your voting preference or a proposal comes up for a vote at the special meeting as to which there is no specific direction on the proxy card, Mr. Kessman and Ms. Fitzgerald will vote your shares in favor of Proposal No. 1 and according to their best judgment with regard to any other matters that may properly come before the meeting. You may revoke your proxy and change your vote by signing another proxy card with a later date and returning it before the polls close for the special meeting, or by voting in person at the meeting. However, if you hold your shares in a brokerage account, you must obtain a proxy, executed in your favor, from your broker (the holder of record) to be able to vote at the meeting.

PROPOSAL 1: AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AND TO DECREASE THE
TOTAL NUMBER OF SHARES AND SHARES OF COMMON STOCK THAT WE ARE
AUTHORIZED TO ISSUE

This proposal, if approved, will authorize amendments to our Restated Certificate of Incorporation for the purpose of effecting a reverse stock split of our outstanding common stock and a corresponding decrease in the number of shares of common stock that we are authorized to issue of not less than 1-for-5 and not more than 1-for-10, with our board of directors having the authority to determine whether to file the amendments and, if filed, the exact ratio to be set within such range without further approval or ratification of stockholders.

Introduction

Our board of directors has approved a proposal to amend our Restated Certificate of Incorporation to effect a reverse stock split of all outstanding shares of our common stock and a corresponding decrease in the number of shares of authorized common stock at an exchange ratio ranging from 1-for-5 to 1-for-10. Our board of directors has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our Restated Certificate of Incorporation to effect the reverse stock split and decrease in the number of shares of authorized common stock so that a number of shares of our common stock between and including 5 and 10, such number consisting only of whole shares, will be combined into one share of our common stock.

The reason we want to effect the reverse split is to increase the market price per share of our common stock in order to maintain the listing of our common stock on the Nasdaq Capital MarketSM. See ‘‘— Reasons for the Reverse Stock Split.’’ We believe that maintaining the listing of our common stock on the Nasdaq Capital MarketSM is in the best interests of our stockholders.

If stockholder approval is received for this proposal, our board of directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect whether or not to effect the reverse stock split, and if so, the number of shares of our common stock between and including 5 and 10 that will be combined into one share of our common stock. Our board of directors believes that stockholder approval of amendments granting the board this discretion, rather than approval of a specified exchange ratio, provides maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of our stockholders. If approved by the stockholders, our board of directors will have the authority to effect a reverse stock split on only one occasion, unless we seek stockholder approval of, and the stockholders subsequently approve, an additional reverse stock split, which we do not currently anticipate.

Currently, we are authorized to issue up to a total of 305,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 300,000,000 shares of common stock. The reverse stock split would be accompanied by a corresponding change in the number of our total authorized shares of capital stock and the number of shares of common stock we are authorized to issue. The decrease in authorized shares of common stock would be computed using the same exchange ratio used to effect the reverse stock split such that the whole number of shares of our authorized common stock between and including 5 and 10 would be combined into one share of our common stock. Thus, immediately following the stock split, the total number of authorized shares of common stock would decrease to a whole number in the range of 30,000,000 shares to 60,000,000 shares, however the total number of authorized shares of preferred stock would remain at 5,000,000 shares. Accordingly, our total authorized shares would decrease to a whole number in the range of 35,000,000 to 65,000,000. The par value of our common stock and preferred stock will remain unchanged at $0.01 per share. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

In determining the ratio of the reverse stock split to implement, our board of directors will consider, among other things, prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to maintain compliance with the trading price requirements and other listing regulations of the Nasdaq Capital MarketSM. Based in part on the price of our common stock on the days leading up to the filing of the amendments to our Restated Certificate of Incorporation effecting the reverse stock split and decrease in authorized capital stock and common stock, our board of directors will select the ratio which it believes will, in accordance with Nasdaq maintenance requirements, (i) increase the trading price of our common stock sufficiently to maintain a minimum bid price above $1.00 and (ii) result in the continued existence of at least 300 stockholders of round lots. Even after we complete the reverse stock split, we cannot give you any assurances that we will be able to meet the continuing listing standards of the Nasdaq Capital MarketSM.

A vote in favor of this ‘‘Proposal 1 — Amendments to Restated Certificate of Incorporation to Effect a Reverse Stock Split of our Common Stock and to Decrease the Total Number of Shares and Shares of Common Stock that We are Authorized to Issue’’ will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority to our board of directors to effect the reverse stock split and decrease in authorized common stock in the range as it deems advisable at the time the reverse stock split is to be effected.

The text of the form of the proposed amendments to our Restated Certificate of Incorporation is attached to this proxy statement as Appendix A. If approved by our stockholders and if, following that approval, our board of directors determines that effecting the reverse stock split is in the best interests of our stockholders, the amendments to our Restated Certificate of Incorporation will be completed with numbers evidencing the ratio of the approved reverse stock split and corresponding reduction in our total authorized shares and shares of common stock that we are authorized to issue. The amendment will become effective upon filing with the Secretary of State of the State of Delaware.

Reasons for the Reverse Stock Split

The reason we want to effect the reverse split is to increase the market price per share of our common stock. Our common stock has been traded on what is now known as the Nasdaq Capital MarketSM since 1995. One of the requirements for continued listing on the Nasdaq Capital MarketSM is that shares retain a $1.00 minimum bid price. Except for a brief period on December 10, 2007, the price of our common stock has not been above $1.00 per share since August 3, 2007. On September 17, 2007, we received a notice from the Nasdaq Stock Market, Inc. advising that we had 180 calendar days (until March 17, 2008) to regain compliance with the minimum bid price requirement. Although under Nasdaq rules, if certain criteria are met, an additional 180 calendar day period (until September 13, 2008) could be granted to regain compliance, we do not currently anticipate that we will meet such criteria. Accordingly, if we do not regain compliance with the Nasdaq minimum bid price requirement, then Nasdaq will notify us that our securities will be delisted. We expect that a reverse stock split of the common stock will enable shares of our common stock to trade above the $1.00 minimum bid price requirement.

We believe that maintaining the listing of our common stock on the Nasdaq Capital MarketSM is in the best interests of Vion and our stockholders. Listing on the Nasdaq Capital MarketSM increases the liquidity of Vion common stock and may minimize the spread between the ‘‘bid’’ and ‘‘ask’’ prices quoted by market makers. Further, maintaining our Nasdaq Capital MarketSM listing may enhance our access to capital that is necessary to fund our operations through and beyond 2009. A delisting from the Nasdaq Capital MarketSM will also make us ineligible to use Securities and Exchange Commission (‘‘SEC’’) Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

Form S-3 generally allows the registration statement to be continuously updated through the incorporation by reference of our periodic SEC filings. We are a party to several registration rights agreements which require us to maintain the effectiveness of registration statements relating to the resale of shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of our outstanding notes by holders of such warrants and notes and to keep those registration statements current. Those registration statements are currently on Form S-3. If we are ineligible to use Form S-3, we will need to file new registration statements on some other permitted Form which may not permit incorporation by reference of the information in our periodic SEC filings. Maintaining the effectiveness of such registration statements and keeping the information contained therein current and up to date will become extremely difficult, time-consuming and expensive. Under the applicable registration rights agreements, we could become subject to certain liquidated damages upon and during the continuance of any such failure. We would also incur additional costs under state blue-sky laws to sell equity if we are de-listed.

We also believe that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split.

For the above reasons, we believe that having the ability to effect the reverse stock split will help us regain and maintain compliance with the Nasdaq listing requirements, could improve the marketability and liquidity of our common stock, and allow us to continue to use Form S-3 for the registration of the sale of our shares, and is therefore in the best interests of Vion and our stockholders.

However, we cannot assure you that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to Vion is varied. Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on the Nasdaq Capital MarketSM, the $1.00 bid price must be maintained for a minimum of ten consecutive business days. However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the minimum bid price requirement. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (iv) the trend of the stock price. Accordingly, we cannot assure you that we will be able to maintain our Nasdaq listing after the reverse split is effected or that the market price per share after the reverse split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance. We also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse split the market price per share of our common stock remains in excess of $1.00.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (with an exchange ratio determined by the board as described above) is in the best interests of our stockholders. In determining the ratio of the reverse stock split to implement, our board of directors will consider, among other things, prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to maintain compliance with the trading price requirements and other listing regulations of the Nasdaq Capital MarketSM.

Notwithstanding approval of the reverse stock split by the stockholders, our board of directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this Special Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the amendments prior to the one year anniversary of this Special Meeting of Stockholders, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

Effects of the Reverse Stock Split

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split. On December 21, 2007 we had 75,498,129 shares of our common stock outstanding and 224,501,871 shares of common stock that were authorized but unissued. Our board of directors has reserved for possible future issuance an aggregate of 31,249,980 shares of common stock for issuance upon the conversion of our outstanding convertible notes, 16,998,971 shares of common stock for issuance upon the exercise of outstanding warrants, 8,064,130 shares of common stock for issuance for future grants and upon exercise of options granted under our equity incentive plans and 322,888 shares of common stock for issuance under our employee stock purchase plan. All of these share numbers will be adjusted in the ratio of the reverse split. In addition the purchase price per share under our Rights Agreement dated October 26, 1998, as amended, shall be adjusted to equal the result obtained by multiplying the purchase price immediately prior to implementing the reverse split (currently $8.00 per share) by a fraction the numerator of which shall be the total number of shares of common stock outstanding before the reverse split and the denominator of which shall be the total number of shares of common stock outstanding after the reverse split.

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. For example, if our board of directors selected a 1-for-5 reverse stock split, every five shares of our common stock that a stockholder owns will be combined and converted into a single share. We estimate that, following the reverse stock split, we would have approximately the same number of stockholders. Except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split alone would not affect any stockholder’s proportionate equity interest in Vion. By way of example, a stockholder who owns a number of shares that, prior to the reverse stock split, represented 1% of our outstanding shares would continue to own 1% of our outstanding shares after the reverse stock split. The reverse stock split will not reduce your ownership interest except as a result of the treatment of fractional shares as specified below. The reverse stock split may, however, increase the number of stockholders of Vion who own ‘‘odd lots’’ of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Because the reverse split will result in a reduction in the number of outstanding shares of our common stock, the reverse stock split would be accompanied by a corresponding decrease in the total number of shares and the number of shares of common stock that our board of directors is authorized to issue under our Restated Certificate of Incorporation. Without this corresponding reduction in authorized shares, the reverse split would substantially increase the percentage of our authorized stock that we could issue without approval of our stockholders. The amendment will not affect the number of authorized shares of preferred stock which Vion may issue which shall remain at 5,000,000 shares. There are no shares of preferred stock outstanding.

The table below illustrates the approximate percentage reduction in the outstanding shares of common stock as a result of the reverse stock split, the approximate number of shares of common stock that would remain outstanding following the reverse stock split, the approximate number of shares of common stock that would remain authorized following the reverse stock split and corresponding reduction in authorized shares and the approximate number of shares of common stock that would remain authorized but unissued following the reverse stock split and corresponding reduction in authorized shares. The information in the following table is based on the 75,498,129 shares of common stock outstanding as of December 21, 2007.

Proposed Reverse Stock Split	Percentage Reduction in the Outstanding Shares of Common Stock	Common Stock Outstanding after the Reverse Stock Split	Total Shares Authorized after the Reverse Stock Split	Common Stock Authorized after the Reverse Stock Split	Preferred Shares Authorized after the Reverse Stock Split	Post-Split Common Stock to be Authorized but Unissued after the Reverse Stock Split
1 for 5	80%	15,099,625	65,000,000	60,000,000	5,000,000	44,900,375
1 for 6	83%	12,583,021	55,000,000	50,000,000	5,000,000	37,416,979
1 for 7	86%	10,785,447	47,857,142	42,857,142	5,000,000	32,071,695
1 for 8	88%	9,437,266	42,500,000	37,500,000	5,000,000	28,062,734
1 for 9	89%	8,388,681	38,333,333	33,333,333	5,000,000	24,944,652
1 for 10	90%	7,549,812	35,000,000	30,000,000	5,000,000	22,450,188

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on the business day immediately preceding the effective date of the reverse stock split as reported on the Nasdaq Capital MarketSM by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Effect of the Reverse Stock Split on Options, Warrants and Convertible Notes

The number of shares subject to our outstanding options and warrants will automatically be reduced in the same ratio as the reduction in the outstanding shares. The per share exercise price of those options and warrants will also be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged. For example, assume that a 1-for-5 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-5 reverse stock split, the number of shares subject to that option would be reduced to 200 shares and the exercise price would be proportionately increased to $5.00 per share. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. In addition, the proposed reverse stock split will reduce the number of shares of common stock available for future issuances under our 2005 Stock Incentive Plan in proportion to the exchange ratio selected by our board of directors within the limits set forth in this proposal.

Our convertible notes provide that in connection with a reverse split, the conversion rate in effect (currently 520.833 shares of common stock per $1,000 principal amount of convertible notes) at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, effective immediately after the opening of business on the day following the day upon which the reverse split becomes effective.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the reverse stock split will occur automatically on the date that the selected amendments to our Restated Certificate of Incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates will be issued to a stockholder until the stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Stockholders should not destroy any stock certificates and should not submit their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our Restated Certificate of Incorporation to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as ‘‘capital assets’’ within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and does not account for or consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, regulated investment companies, personal holding companies, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse split shares as ‘‘qualified small business stock’’ within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the Code, existing and proposed U.S. Treasury regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of the reverse stock split to vary substantially from the consequences described herein. This summary does not address tax considerations under state, local, foreign and other laws. Furthermore, no ruling from the Internal Revenue Service (the ‘‘IRS’’) or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance that the IRS would agree with the conclusions set forth in this summary.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to constitute a ‘‘recapitalization’’ within the meaning of Section 368(a)(1)(E) of the Code. Assuming the reverse stock split qualifies as a recapitalization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. A stockholder who receives cash in lieu of a fractional share interest in the post-reverse split shares generally will recognize gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the pre-reverse split shares were held for more than one year. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore (excluding any portion of the stockholder’s tax basis allocated to fractional share interests), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

Assuming the reverse stock split qualifies as a recapitalization, no gain or loss will be recognized by Vion as a result of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date will be required to approve these amendments to our Restated Certificate of Incorporation to effect a reverse stock split. Abstentions will be counted toward the tabulation of votes cast on the proposal presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have the same effect as ‘‘Against’’ votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of December 21, 2007 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the ‘‘SEC’’)) of our common stock: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director; (iii) each executive officer for whom we are required to provide the information in accordance with the rules of the SEC; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by that person that are exercisable within 60 days of December 21, 2007. The percentage of beneficial ownership is based on 75,498,129 shares outstanding as of December 21, 2007.

Directors and Officers	Number of Shares Beneficially Owned		Percent of Outstanding Shares of Common Stock
George Bickerstaff	105,535	(1,10)	*
Stephen K. Carter, M.D.	117,586	(2,10)	*
William R. Miller	415,644	(3,10)	*
Kevin Rakin	61,000	(10)	*
Alan C. Sartorelli, Ph.D.	557,248	(4,10)	*
Ian Williams. D. Phil.	51,000	(10)	*
Gary K. Willis	105,535	(1,10)	*
Ann Lee Cahill	844,470	(5,9)	1.1%
Meghan Fitzgerald	555,000	(9)	*
Howard B. Johnson	1,413,966	(6,9)	1.9%
Alan Kessman	3,401,450	(7,9)	4.4%
Ivan King, Ph.D.	795,117	(8,9)	1.0%
All directors and executive officers as a group (15 persons)	9,320,188	(11)	11.9%
Other Beneficial Owners
Meditor Group Ltd. 79 Front Street Hamilton, Bermuda Meditor Master Cobra Fund Ltd. 6 Front Street Hamilton, Bermuda	6,096,200	(12)	7.5%
QVT Financial LP QVT Financial GP LLC QVT Associates GP LLC 1177 Avenues of the Americas, 9th Floor New York, NY 10036 QVT Fund LP Walkers SPV, Walkers House P.O. Box 908GT Mary Street George Town, Grand Cayman, Cayman Islands	4,555,833	(13)	5.7%

*	Less than one percent

(1)	Includes 20,000 shares issuable upon exercise of options.

(2)	Includes 82,051 shares issuable upon exercise of options.

(3)	Includes 87,222 shares issuable upon exercise of options.

(4)	Includes 190,874 shares beneficially owned by Dr. Sartorelli’s wife, as to which Dr. Sartorelli disclaims beneficial ownership. Also includes 121,508 shares issuable upon exercise of options.

(5)	Includes 123,750 shares issuable upon exercise of options.

(6)	Includes 557,499 shares issuable upon exercise of options.

(7)	Includes 12,756 shares held by a family trust of which Mr. Kessman is a controlling member. Also includes 1,542,927 shares issuable upon exercise of options.

(8)	Includes 332,382 shares issuable upon exercise of options.
(9)	Includes restricted shares of our common stock not vested as of December 21, 2007 as follows:

•	On January 5, 2006, Ms. Cahill, Mr. Johnson, Mr. Kessman and Dr. King were granted 186,667 shares, 221,667 shares, 466,667 shares and 138,889 shares of restricted stock, respectively, for their performance in 2005;

•	140,000 shares of restricted stock granted to Ms. Fitzgerald at hire on January 10, 2006;

•	On December 13, 2006, Ms. Cahill, Ms. Fitzgerald, Mr. Johnson, Mr. Kessman and Dr. King were granted 480,000 shares, 360,000 shares, 570,000 shares, 1,200,000 shares and 277,778 shares of restricted stock, respectively, for their performance in 2006; and

•	On March 12, 2007, Ms. Cahill, Ms. Fitzgerald, Mr. Johnson, Mr. Kessman and Dr. King were granted 50,000 shares, 35,000 shares, 50,000 shares, 120,000 shares, and 35,000 shares of restricted stock, respectively.

Shares granted in 2006 will vest upon the earliest of (i) December 31, 2008; (ii) the approval of an NDA to market Cloretazine® (VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. Shares granted in 2007 will vest upon the earliest of (i) January 1, 2009; (ii) the approval of an NDA to market Cloretazine® (VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan.

(10)	Includes restricted shares of our common stock not vested as of December 21, 2007 as follows:

•	On June 28, 2006, Dr. Williams received an initial grant following his appointment to our board of directors of 34,700 shares of restricted stock following our 2006 annual meeting of stockholders of which 23,134 shares are not yet vested;

•	On January 15, 2007, Mr. Rakin received an initial grant following his appointment to our board of directors of 34,700 shares of restricted stock; and

•	On June 27, 2007, Messrs. Bickerstaff, Miller, Rakin and Willis, and Drs. Carter, Sartorelli and Williams each received an annual grant of 11,300 shares of restricted stock following our 2007 annual meeting of stockholders;

Annual director grants will vest (i) one year after date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan. Initial director grants will vest (i) in three equal annual installments on the anniversary of the date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan.

(11)	Includes 2,962,522 shares issuable upon exercise of options.

(12)	Based on data set forth in an Amendment 3 to Schedule 13G filed with the SEC on June 1, 2007, 4,555,833 shares reported in such Schedule 13G are held by Meditor Group Ltd., which shares dispositive and voting power over the shares. Meditor Master Cobra Fund Ltd., an investment management client of Meditor Group Ltd., has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, 6,000,000 shares.
(13)	Based on data set forth in Schedule 13G filed with the SEC on February 21, 2007, of the 4,555,833 shares reported in such Schedule 13G: (i) 3,905,000 shares are beneficially owned by QVT Fund LP consisting of 3,125,000 shares underlying convertible senior notes and 780,000 shares underlying common stock purchase warrants; and (ii) 650,833 shares, consisting of 520,833 shares underlying convertible notes and 130,000 shares underlying warrants, are held in a separate discretionary account managed for Deutsche Bank AG (the ‘‘Separate Account’’). QVT Financial LP is the investment manager for QVT Fund LP and the Separate Account and shares dispositive and voting power over the shares held by each of the QVT Fund LP and the Separate Account. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate of 4,555,833 shares, consisting of the shares held by QVT Fund LP and the Separate Account. QVT Financial GP LLC, as general partner of QVT Financial LP may be deemed to beneficially own the same number of shares reported by QVT Financial LP, and QVT Associates GP LLC, as general partner of QVT Fund LP, may be deemed to beneficially own the same number of shares as reported by QVT Fund LP. Each of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC disclaim beneficial ownership of the shares reported in the Schedule 13G, except to the extent of any pecuniary interest therein.

ADDITIONAL INFORMATION

‘‘Householding’’ of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Stockholder Proposals for the 2008 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposal must be received by the Vion’s Corporate Secretary no later than February 5, 2008. Proposals should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Stockholder proxies obtained by our Board of Directors in connection with our 2008 Annual Meeting will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before April 21, 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy, to the extent entitled, on those matters in accordance with their best judgment. Whether or not you expect to attend the annual meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

On behalf of the Board of Directors
Karen Schmedlin Secretary

January 3, 2008

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, CT 06511. Copies may also be obtained without charge through our website at www.vionpharm.com, as well as the SEC’s website at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION OF
VION PHARMACEUTICALS, INC.

VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ‘‘Corporation’’), DOES HEREBY CERTIFY:

FIRST: That by unanimous consent of the Board of Directors of the Corporation at a meeting on                  , 2008, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Corporation’s Restated Certification of Incorporation is as follows:

SECOND: The Corporation’s Restated Certificate of Incorporation is amended to amend and restate Article FOURTH thereto which shall read in its entirety as follows:

‘‘FOURTH: Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is                  shares, consisting of (a)                  shares of common stock, par value $.01 per share (the ‘‘Common Stock’’) and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the ‘‘Preferred Stock’’). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.

Part A. Preferred Stock

(a) Designation of Preferred Stock.    The Board of Directors of the Corporation (the ‘‘Board of Directors’’) is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(1) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(2) whether the shares of such series shall have voting rights or powers in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;

(3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

(4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the

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rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or series;

(9) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

(10) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, imitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock so designated pursuant to this Part A.

Part B. Common Stock

1. Common Stock.

(a) Voting.     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters as to which holders of Common Stock shall be entitled to vote, which voting rights shall not be cumulative. In any election of directors, no holder of Common Stock shall be entitled to more than one vote per share.

(b) Other Rights.     Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share and each share of Common Stock shall be entitled to all of the rights and privileges, and subject to the limitations and qualifications, of shares of Common Stock provided by the Delaware General Corporation Law.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each          shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Capital MarketSM (or such other market (e.g. bulletin board or pink sheets) on which the Corporation’s Common Stock then trades) as of the business day immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

THIRD: That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the annual meeting of stockholders held on February 13, 2008 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

In Witness Whereof, the undersigned has signed this Certificate and affirms, under penalties of perjury that the Certificate is the act and deed of the corporation and the facts stated herein are true.

Date:
Alan Kessman Chief Executive Officer

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APPENDIX B

VION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 13, 2008

Alan Kessman and Meghan Fitzgerald, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of common stock of Vion Pharmaceuticals, Inc. held of record by the undersigned on December 21, 2007, at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on February 13, 2008 at the Omni Hotel New Haven, 155 Temple Street, New Haven, Connecticut 06510, or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.

(Continued And To Be Signed On Reverse Side.)

   PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE USING DARK INK ONLY.

	FOR	AGAINST	ABSTAIN
1. Amendments to Restated Certificate of Incorporation to Effect a Reverse Stock Split of Our Common Stock and to Decrease the Total Number of Shares and Shares of Common Stock that We are Authorized to Issue	[ ]	[ ]	[ ]

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The shareholder below acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith. Please sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE:

SIGNATURE, IF HELD JOINTLY:

DATED:                     , 2008

Important: Please sign exactly as name appears above. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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